EXHIBIT 99.1

       ArthroCare Reports Revenue Growth of 27 Percent for the
   Second Quarter; Earnings Per Share Increases 56 Percent to $0.14
                           Per Diluted Share

    SUNNYVALE, Calif.--(BUSINESS WIRE)--July 20, 2004--ArthroCare(R) Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today that in the second quarter ended June 30, 2004, the company reported product revenues of $35.9 million, a 26 percent increase over the $28.4 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the second quarter were $37.7 million, a 27 percent increase over the $29.7 million reported in the second quarter of 2003.
    ArthroCare reported net income of $3.1 million, or $0.14 per diluted share, for the second quarter of 2004. In the same quarter of 2003, the company reported net income of $2.0 million, or $0.09 per diluted share.

Q2 SUMMARY TABLE
                                              Q204    Q104(a)   Q203
                                            -------  -------  -------
Product Sales                               $35.9 M  $34.3 M  $28.4 M
---------------------------------------------------------------------
License Fees, Royalties and Other Revenues   $1.8 M   $1.3 M   $1.3 M
----------------------------------------------------------------------
Total Revenues                              $37.7 M  $35.6 M  $29.7 M
----------------------------------------------------------------------
Net Income                                   $3.1 M   $1.6 M   $2.0 M
----------------------------------------------------------------------
Earnings Per Diluted Share                   $0.14    $0.07    $0.09
----------------------------------------------------------------------

(a) Reported results for the first quarter of 2004 include a $1.2 million non-recurring, non-cash charge related to the acquisition of Parallax Medical in January 2004.

    FIRST SIX MONTHS OF 2004

    For the first six months of 2004, total revenues reached $73.3 million compared with $56.9 million in the same period of 2003. The product sales portion of revenue increased to $70.2 million in 2004 compared to $54.9 million in 2003. Net income for the six-month period was $4.7 million or $0.21 per diluted share, compared to six-month net income of $2.6 million, or $0.12 per diluted share in the previous year.

    REVENUE

    In addition to second quarter product sales of $35.9 million, license fees, royalties and other revenue were $1.8 million in the second quarter of 2004 compared to $1.3 in the second quarter of 2003. International sales increased 34 percent compared to the same period last year and represented 25 percent of product sales during the quarter.

    BUSINESS UNIT PERFORMANCE

    The Sports Medicine business unit generated strong year-over-year revenue growth of 14 percent during the quarter ended June 30, 2004 compared with the same period of 2003, and represented 64 percent of total product revenue. Sales in the Spine business unit increased 55 percent during the quarter compared to the second quarter of 2003 and represented 15 percent of product sales.
    The second quarter increase in ENT product sales over the comparable period of last year was 74 percent, with ENT sales representing 20 percent of product revenue during the quarter. This growth was led by tonsillectomy sales in the United States, where Coblation technology continues to progress towards becoming the standard-of-care for this procedure.

    OPERATIONS

    Product margin was 67 percent in the second quarter of 2004, compared to 62 percent in the previous quarter and 70 percent in the year-ago quarter. Gross margin was 68 percent in the second quarter of 2004, compared to 63 percent in the previous quarter and 71 percent in the year-ago quarter.
    Operating expenses for the second quarter increased 16 percent compared to the second quarter a year ago. Sales and marketing and research and development expenses were essentially flat as a percentage of product revenue compared to the second quarter of 2003. General and administrative expenses decreased as a percentage of product revenue from 17 percent in the year-ago quarter to 12 percent in the quarter ended June 30, 2004. This decrease is due principally to lower legal expenses.
    "The ArthroCare team continued to execute well during the quarter, driving strong revenue growth while increasing profitability," said Michael A. Baker, president and chief executive officer for ArthroCare. "We received another significant ruling in our patent enforcement lawsuit against Smith & Nephew, ensuring Smith & Nephew's devices that infringe our patents will be off of the market by the end of this month. Our solid performance during the first half of 2004 has kept us on track to meet our financial objectives for this year."

    RECENT CORPORATE DEVELOPMENTS

    -- The U.S. District Court in Delaware has permanently enjoined Smith & Nephew from manufacturing, using or selling in the United States surgical devices (the Saphyre, Control RF and ElectroBlade) that infringe ArthroCare's patents. The injunction became effective June 10, 2004. In addition, the Federal Circuit Court of Appeals denied Smith & Nephew's motion to delay enforcement of the injunction pending appeal.

    -- ArthroCare opened a new, 5,000-square-foot finance and administrative headquarters in Austin, Texas that will allow the company to manage its business growth more cost-effectively.

    -- A multi-center study, entitled "Pediatric Total Tonsillectomy with Coblation Compared to Conventional Electrocautery: A Prospective, Controlled Single-Blind Study," was published in the June issue of Otolaryngology -- Head & Neck Surgery. The study found that pediatric tonsillectomy using Coblation led to a better quality recovery, fewer complications and decreased narcotic use when compared to the standard technology, electrocautery.

    -- In May 2004, Drs. Michael Timms and Magne Tvinnereim performed a Coblation tonsillectomy and Coblation Assisted Upper-airway Procedure (CAUP) during a live Webcast from the Blackburn Royal Infirmary in England. The Webcast demonstrated the improved clinical outcomes that result from these advanced surgical techniques.

    BUSINESS OUTLOOK

    The following statements are based on current expectations on July 20, 2004. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.
    ArthroCare's business outlook for fiscal 2004 remains unchanged and is as follows:

    -- ArthroCare expects earnings per share (EPS) for fiscal 2004 to be between $0.52 and $0.56, with an assumed share count of
        23.1 million.

    -- The company anticipates fiscal 2004 product revenue to grow in excess of 20 percent compared to 2003 revenues.

    -- ArthroCare expects to improve operating margins by 4-5 percentage points in 2004 compared with 2003.

    -- The company also currently expects the effective tax rate for 2004 to be approximately 27 percent.

    ArthroCare's business outlook for fiscal 2005 remains unchanged and is as follows:

    -- ArthroCare anticipates fiscal 2005 product revenue to grow by at least 20 percent compared to 2004 revenues.

    -- As revenues increase, the company expects continued operating margin improvement in fiscal 2005.

    -- On a long-term basis, ArthroCare expects its EPS growth rate will continue to exceed its revenue growth rate as margins improve.

    CONFERENCE CALL

    ArthroCare will hold a conference call with the financial community to discuss these results at 4:30 p.m. ET/1:30 p.m. PT today. The call will be simultaneously Webcast by CCBN and can be accessed on ArthroCare's Web site at www.arthrocare.com. The Webcast will remain available through Aug. 3, 2004. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21200563.

    ABOUT ARTHROCARE

    ArthroCare Corp. (www.arthrocare.com), headquartered in Sunnyvale, Calif., is a multi-business medical device company that develops, manufactures and markets minimally invasive surgical products, many of which are based on its patented Coblation technology. Coblation uses low-temperature radio-frequency energy to gently and precisely dissolve rather than burn soft tissue, minimizing damage to healthy tissue. ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving surgical procedures and enabling new, minimally invasive procedures. ArthroCare's Coblation-based devices have been used in more than two million surgical procedures worldwide. The company has developed and marketed Coblation-based products for arthroscopic, spine/neurologic, ear, nose and throat, cosmetic, urologic, gynecologic and laparoscopic/general surgical procedures, and continues research in other areas.

    SAFE HARBOR STATEMENTS

    Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company's stated business outlook for fiscal 2004 and 2005, continued strength of the company's fundamental position, the strength of the company's technology, the company's belief that strategic moves will enhance achievement of the company's long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company's non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, and the uncertainty of protecting the company's patent position. These and other risks and uncertainties are detailed from time to time in the company's Securities and Exchange Commission filings, including ArthroCare's Form 10-K for the year ended December 31, 2003 and the 10-Q for the quarter ended March 31, 2004. Forward-looking statements are indicated by words or phrases such as "anticipates," "estimates," "projects," "believes," "intends," "expects," and similar words and phrases. Actual results may differ materially from management expectations.


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                 -------------------------- --------------------------
                     Three Months Ended           Six Months Ended
                 June 30  March 31           June 30  June 30
                   2004     2004   Variance   2004     2003   Variance
                 -------- -------- -------- -------- -------- --------
Revenues:
 Net Product
  Sales          $35,904  $34,292   $1,612  $70,196  $54,850  $15,346
 Royalties, fees
  and other        1,761    1,297      464    3,058    2,052    1,006
                 -------- -------- -------- -------- -------- --------
  Total revenues   37,665   35,589    2,076   73,254   56,902   16,352

Cost of product
 sales            11,867   13,080    1,213   24,947   17,259   (7,688)
                 -------- -------- -------- -------- -------- --------

  Gross profit    25,798   22,509    3,289   48,307   39,643    8,664
                 -------- -------- -------- -------- -------- --------
  Product Margin     67%      62%               64%      69%
    Gross Margin     68%      63%               66%      70%

Operating expenses:
 Research and
  development      3,531    3,120     (411)   6,651    5,253   (1,398)
 Sales and
  marketing       14,088   14,328      240   28,416   23,038   (5,378)
 General and
  administrative   4,302    3,318     (984)   7,620    8,693    1,073
                 -------- -------- -------- -------- -------- --------
  Total operating
   expenses       21,921   20,766   (1,155)  42,687   36,984   (5,703)

Income from
 operations        3,877    1,743    2,134    5,620    2,659    2,961
Interest and other
 income, net         434      406       28      840    1,045     (205)
                 -------- -------- -------- -------- -------- --------
Income before
 income tax
 provision         4,311    2,149    2,162    6,460    3,704    2,756
      Net margin     11%       6%                9%       7%

Income tax
 provision         1,164      580     (584)   1,744    1,148     (596)
                 -------- -------- -------- -------- -------- --------
Net income        $3,147   $1,569    1,578   $4,716   $2,556    2,160
                 ======== ======== ======== ======== ======== ========
Basic net income
 per share         $0.15    $0.07    $0.08    $0.22    $0.12    $0.10
                 ======== ======== ======== ======== ======== ========
Shares used in
 computing basic
 net income per
 share            21,159   20,996            21,085   21,039

Diluted net
 income per
 common share      $0.14    $0.07    $0.07    $0.21    $0.12    $0.09
                 ======== ======== ======== ======== ======== ========
Shares used in
 computing diluted
 net income per
 share            22,765   22,785            22,779   21,728


ARTHROCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

                                             June 30,     December 31,
ASSETS                                         2004          2003
                                             --------     -----------
Current assets:
 Cash and cash equivalents                    $11,846       $20,890
 Accounts receivable, net of allowances        26,215        24,122
 Inventories                                   35,889        33,072
 Prepaid expenses and other current assets     10,520         6,921
                                             --------      --------
        Total current assets                   84,470        85,005

Available-for-sale securities                  13,942        10,428
Property and equipment, net                    26,666        23,493
Related party receivables                       1,075         1,205
Other assets                                   47,621        18,007
                                             --------      --------
        Total assets                         $173,774      $138,138
                                             ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                              $6,094        $6,808
 Accrued liabilities                            8,062         4,082
 Accrued compensation                           5,691         5,323
 Income taxes payable                           1,789         1,122
                                             --------      --------
        Total current liabilities              21,636        17,335

 Loan Payable                                  15,000             -
Other liabilities                               3,826           155
                                             --------      --------
        Total liabilities                      40,462        17,490
                                             --------      --------
        Total stockholders' equity            133,312       120,648
                                             --------      --------
        Total liabilities and stockholders'
         equity                              $173,774      $138,138
                                             ========      ========

    CONTACT: ArthroCare Corporation
             Fernando Sanchez, 408-736-0224 (investors) or
             Haberman & Associates
             Jon Zurbey, 612-338-3900 (media)
             jon@habermaninc.com
             Amanda Kohls, 612-338-3900 (media)
             amanda@habermaninc.com